Exhibit 10.11

PRIVATE & CONFIDENTIAL

August 1st, 2016

Mr. Ray Powers
+1-480 220-8925
ray9397@att.net

Dear Ray:

This letter will set forth the principal terms of our offer to you of employment with AVRA Medical Robotics, Inc. (“AVRA” or the “Company”).

Start Date:	August 1, 2016.

Position:	Chief Operating Officer with duties and responsibilities commonly associated with such position, reporting to AVRA’s Chief Executive Officer.

Base Salary:	A base salary to be determined by the Board of Directors beginning September 1, 2017, payable in accordance with the Company’s standard payroll practices and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed periodically by A VRA Management and may be increased in amounts and effective as of such dates as determined by AVRA Management and the Board of Directors.

Stock Option:	On the Start Date, you will be granted a stock option under the Company’s 2016 Incentive Stock Plan to purchase 75,000 shares of common stock at an exercise price of $0.10 per share, vesting monthly over three years as long as you remain employed by the Company.

Benefits:	You will be entitled to participate in such employee benefit packages as may be implemented in AVRA Management’s sole discretion, from time to time during your employment by AVRA.

Term:	Your employment will be “at will,” meaning that either AVRA or you may terminate your employment at any time and for any reason, with or without cause.

Confidentiality:	On or prior to the start date, you will execute the Employee Confidentiality and Work Product Agreement which accompanies this letter.

If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company. The terms of this letter and your employment will be governed by the laws of the State of Florida.

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If you wish to accept employment with the Company, please indicate so by signing and returning this letter to us by email to info@avramedical.com or fax to +1(407)849-2719. Copies of this letter signed by facsimile or electronic means shall be deemed to be originals and if signed in counterpart, shall be deemed to constitute a single document.

We are excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Barry F. Cohen
Barry F. Cohen
Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Ray Powers
Signature

3/27/2017
Date

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